SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934
                          (Amendment No.    1    )


                                 Big City Radio
             -----------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                   089098107
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 089098107                    13G                    Page 2 of 11 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Morgan  Stanley  Dean  Witter  &  Co.
          IRS  #  39-314-5972


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.00%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IA, CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 089098107                  13G                    Page 3 of  11  Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Miller Anderson & Sherrerd, LLP
          IRS # 23-17441222

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY



--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.00%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IA, CO


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 089098107                  13G                    Page 4 of  11  Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          MAS Funds Mid Cap Growth Portfolio
          IRS # 23-6975922

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY



--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.00%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IA, CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 089098107                     13G                   Page 5 of 11 Pages





Item 1.     (a)   Name of Issuer:
                  Big City Radio
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  11 Skyline Drive
                  Hawthorne, NY 10532
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                           (a) Morgan Stanley Dean Witter & Co.
                           (b) Miller Anderson & Sherrerd LLP
                           (c) MAS Funds Mid Cap Growth Portfolio
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                           (a) 1585 Broadway
                               New  York, New  York  10036

                           (b) 1 Tower Bridge Suite 1100
                               West Conshohocken, PA 19428

                           (c) 1 Tower Bridge Suite 1100
                               West Conshohocken, PA 19428
                  --------------------------------------------------------------
            (c)   Citizenship:
                           Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

                               -------------------------------------------------
            (d)   Title of Class of Securities:
                           Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                           089098107
                               -------------------------------------------------

Item 3.     (a)   Morgan  Stanley   Dean  Witter  & Co.  is  (e)  an  Investment
                  Adviser  registered   under  Section  203  of  the  Investment
                  Advisers Act of 1940.

            (b) Miller Anderson & Sherrerd, LLP is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

            (c) MAS Funds Mid Cap Growth Portfolio is (d) an investment company registered under Section 8 of the Investment Company Act of 1940.

CUSIP No. 089098107                  13-G                   Page 6 of  11  Pages



Item 4.     Ownership.

Item 5.     Ownership of Five Percent or Less of a Class.

               a) As of the date hereof, Morgan Stanley Dean Witter & Co. has ceased to be the beneficial owner of more than five percent of the class of securities.

               b) As of the date hereof, Miller Anderson & Sherrerd, LLP has ceased to be the beneficial owner of more than five percent of the class of securities.

               c) As of the date hereof, has MAS Funds Mid Cap Growth Portfolio ceased to be the beneficial owner of more than five percent of the class of securities.


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

               Inapplicable


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.


Item 10.    Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 089098107                   13-G                   Page 7 of  11 Pages


                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       February 5, 1999


Signature:  /s/ Bruce Bromberg
            -----------------------------------------------------------------

Name/Title  Bruce Bromberg / Vice President Morgan Stanley & Co. Incorporated
            -----------------------------------------------------------------
            MORGAN STANLEY DEAN WITTER & CO.

Date:       February 5, 1999


Signature:  /s/ Paul A. Frick
            -----------------------------------------------------------------

Name/Title  Paul A. Frick / Vice President Miller Anderson & Sherrerd, LLP
            -----------------------------------------------------------------
            MILLER ANDERSON & SHERRERD, LLP

Date:       February 5, 1999


Signature:  /s/ Lorraine Truten
            -----------------------------------------------------------------

Name/Title  Lorraine Truten / Vice President MAS Funds
            -----------------------------------------------------------------
            MAS FUNDS VALUE PORTFOLIO

                       INDEX TO EXHIBITS                           PAGE
                       -----------------                           ----

EXHIBIT 1       Agreement to Make a Joint Filing                      8

EXHIBIT 2       Secretary's Certificate Authorizing Bruce Bromberg    9
                to Sign on behalf of Morgan Stanley Dean Witter & Co.

EXHIBIT 3       Secretary's Certificate Authorizing Paul A. Frick     10
                to Sign on behalf of Miller Anderson & Sherrerd LLP

EXHIBIT 4       Secretary's Certificate Authorizing Lorraine Truten   11
                to Sign on behalf of MAS Funds


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

(022597DTI)